Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

POSITIVE FINDINGS FROM EXCELLAGEN MATRIX CLINICAL STUDY

PUBLISHED IN PEER-REVIEWED JOURNAL

WOUND REPAIR AND REGENERATION

SAN DIEGO, CA – March 8, 2011 - Cardium Therapeutics (NYSE Amex: CXM) today announced the publication of positive findings from the Company’s Matrix Phase 2b clinical study. The clinical paper titled, “Formulated Collagen Gel Accelerates Healing Rate Immediately after Application in Patients with Diabetic Neuropathic Foot Ulcers”, to be published in Wound Repair and Regeneration, an official journal of the Wound Healing Society, is now available online at http://dx.doi.org/10.1111/j.1524-475X.2011.00669.x.

Findings of the Excellagen Matrix 2b Clinical Study

Cardium’s highly-refined collagen-based topical gel wound care dressing (Excellagen™ 2.6% collagen formulation) was evaluated in the controlled, double-blind randomized Matrix Phase 2b clinical study for the treatment of chronic non-healing diabetic lower extremity ulcers. Analysis of the data found Excellagen to be safe and well tolerated, demonstrated improved wound area reductions and wound closure incidences at 12 weeks following only one or two treatments, and showed a statistically significant acceleration of wound healing during the first week following a one-time application compared to patients receiving standard of care therapy. In the first week following treatment, the radius of Excellagen-treated wounds decreased on average by 0.20 cm compared to 0.08 cm for standard of care-treated wounds (p<0.05).

From the perspective of planned commercialization, the data were especially encouraging in that the observed treatment effect was particularly evident in patients with larger-sized wounds (>3.0 cm2), which are often very difficult to treat and can ultimately lead to amputations. For example, at 12 weeks, 45% of all Excellagen-treated wounds achieved complete closure, compared to 31% in the standard of care group, representing a 45% overall improvement. Based on safety data and the immediate acceleration of healing, the authors suggest that more frequent applications of Cardium’s Excellagen product candidate hold promise to significantly improve overall incidence of complete wound closure.

“The publication of these positive clinical findings from the Excellagen Matrix 2b clinical study together with recently-announced preclinical research demonstrating that Excellagen activates platelets and release of platelet-derived growth factor (PDGF), which plays a critical role in the wound healing process, provide us insight into the significant and rapid healing response to Excellagen. The Company and the researchers believe that multiple treatments of Excellagen over a 12-week treatment period may provide an opportunity to sustain accelerated healing rates and enhance the wound management process for patients suffering with non-healing chronic diabetic foot ulcers. We look forward to the commercial market launch of Excellagen, upon clearance by the FDA of our pending 510(k) application, and to the development of new product extensions based on our custom formulated collagen platform,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

About Wound Repair and Regeneration

Wound Repair and Regeneration is the official journal of The Wound Healing Society, The European Tissue Repair Society, The Japanese Society for Wound Healing, and The Australian Wound Management Association. Wound Repair and Regeneration provides extensive international coverage of cellular and molecular biology, connective tissue, and biological mediator studies in the field of tissue repair and regeneration and serves a diverse audience of surgeons, plastic surgeons, dermatologists, biochemists, cell biologists, and others. Additional information about Wound Repair and Regeneration can be found at the following web link: http://onlinelibrary.wiley.com/journal/10.1111/(ISSN)1524-475X.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium healthy lifestyle product platform. The Company’s lead product candidates include Excellagen™ topical gel for wound care management, and Generx® DNA-based angiogenic biologic for patients with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that manufacturing changes and modified regulatory submissions will be efficiently and effectively accomplished and that the U.S. Food and Drug Administration will grant marketing clearance of our product candidates such as Excellagen; that we or a partner can successfully introduce our products into advanced wound care markets; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures; that our product candidates will be perceived as being sufficiently safe and effective to lead to product advancement or partnering; that our product candidates offer the potential for simpler or more cost-effective treatments for physicians and patients than other products that currently are or will be on the market; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or its perceived value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; that discussions with potential strategic partners will be successful or that any partner will be able to efficiently and effectively commercialize our products in U.S. or international markets; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and other therapeutic products and devices, and in the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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